DISTRIBUTION COORDINATION AGREEMENT


Capital Mortgage Management, Inc.
2190 S. Mason Road, Suite 208
St. Louis, MO  63131

Dear Ladies and Gentlemen:

     This Distribution Coordination Agreement has been adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the "Act") by BUILDERS FIXED INCOME FUND, INC., a Maryland corporation (the "Fund"), as part of a plan pursuant to Rule 12b-1 (the "Plan"). The Plan has been approved by a majority of the Directors who are not interested persons of the Fund and who have no direct or indirect financial interest in the operation of the Plan (the "Independent Directors"), cast in person at a meeting called for the purpose of voting on such Plan. Such approval included a determination that, in the exercise of the reasonable business judgment of the Board of Directors and in light of the Directors' fiduciary duties, there is a reasonable likelihood that the Plan will benefit the Fund and its shareholders.

     1. You agree to act as the Fund's distribution coordinator by coordinating the distribution of the Fund's shares through its general distributor and by providing related shareholder services. For providing these distribution coordination services, the Fund shall pay you a monthly fee at the rate set forth on the Schedule attached hereto and made a part of this Agreement (the "Schedule"). We understand that your employees and officers may be registered broker-dealer representatives of the Fund's general distributor as required under applicable securities laws.

     2. The fee paid to you as set forth in the Schedule may be used to pay for any expenses primarily intended to result in the coordination of the sale of the Fund's shares, including, but not limited to: (a) payments, including incentive compensation, made to agents for and consultants to you or the Fund, including pension administration firms that provide distribution related services and broker-dealers that engage in the distribution of the Fund's shares; (b) payments made to, and expenses of, persons who provide support services in connection with the distribution of the Fund's shares and servicing of its shareholders, including, but not limited to, your personnel, office space and equipment, telephone facilities, answering routine inquiries regarding the Fund, processing shareholder transactions and providing any other shareholder services not otherwise provided by the Fund's transfer agent or other service providers;
(d) costs relating to the formulation and implementation of marketing and promotional activities, including, but not limited to, direct mail promotions and television, radio, newspaper, magazine and other mass media advertising; (e) costs of printing and distributing prospectuses, statements of additional information and reports of the Fund to prospective shareholders of the Fund; (f) costs involved in preparing, printing and distributing sales literature pertaining to the Fund; (g) costs involved in obtaining whatever information, analyses and reports with respect to marketing and promotional activities that the Fund may, from time to time, deem advisable; and (h) all payments made pursuant to the Distribution Agreement by and between the Fund and its general distributor. Expenses shall be deemed incurred whether paid directly by you or by a third party to the extent reimbursed therefor by you.

     3. In no event may the aggregate annual fee paid to you pursuant to the Schedule attached hereto exceed 0.10% of the value of the Fund's net assets (determined in the same manner as the Fund uses to compute its net assets as set forth in its then effective Prospectus), without approval by a majority of the outstanding shares of the Fund.

     4. In the event the ratio of the Fund's total operating expenses, including organizational expenses payable in a fiscal year, to average net assets for the fiscal period commencing on November 1, 1999 and ending December 31, 1999 exceeds 0.60% on an annual basis as calculated monthly, you agree to waive your fee set forth on the schedule attributable to such period and pay to the Fund any additional amount of such excess; provided, however, there shall be excluded from such expenses the amount of any management fees and expenses payable to the Fund's subadviser, any interest, taxes, brokerage fees and commissions, 12b-1 distribution fees and expenses and extraordinary expenses (including but not limited to legal claims and liabilities and litigation costs and any indemnification related thereto) paid or payable by the Fund. Any fee returned or waived or payments made by you pursuant hereto shall be reimbursed by the Fund in subsequent fiscal years to the extent operating expenses are less than the percentage limitation set forth herein; provided, however, that no such reimbursement shall be made in any fiscal year which is more than three full fiscal years after the period in which the fee was returned or waived or such payment was made, and all reimbursements will be credited on a first-in, first-out basis.

     You shall furnish the Fund with such information as shall reasonably be requested by the Fund's Board of Directors with respect to the fees paid to you pursuant to the Schedule.

     You shall furnish to the Board of Directors of the Fund, and the Board shall review, at least quarterly, or at such other more frequent intervals as reasonably requested by the Board, a written report of the amounts expended under the Plan by you with respect to the Fund and the purposes for which such expenditures were made.

     This Agreement may be terminated by us or by you, by the vote of a majority of the Directors of the Fund who are Independent Directors, or by vote of a majority of the outstanding shares of the Fund, on sixty (60) days' written notice, all without payment of any penalty. It shall also be terminated automatically by any act that terminates the Plan.

     The provisions of the Plan, insofar as they relate to you, are incorporated herein by reference.

     This Agreement shall take effect as of November 1, 1999, and the terms and provisions thereof are hereby accepted and agreed to by us as evidenced by our execution hereof.

                                        BUILDERS FIXED INCOME FUND, INC.


                                        By:
                                            ------------------------------------
                                            John W. Stewart
                                            President and Chairman


Agreed and Accepted:


Capital Mortgage Management, Inc.


By:
    ------------------------------------
    John W. Stewart
    President

                        BUILDERS FIXED INCOME FUND, INC.

                 SCHEDULE TO DISTRIBUTION COORDINATION AGREEMENT

                                     BETWEEN

                        BUILDERS FIXED INCOME FUND, INC.
                                       AND
                        CAPITAL MORTGAGE MANAGEMENT, INC.


     Pursuant to the provisions of the Distribution Coordination Agreement between the Builders Fixed Income Fund, Inc. (the "Fund") and Capital Mortgage Management, Inc.("CMM"), the Fund shall pay an annual fee to CMM, calculated daily and paid monthly, of 0.10% the average daily net assets of the Fund.